                                                                   Exhibit 99(b)

                        BORON, LEPORE & ASSOCIATES, INC.
                    1998 EMPLOYEE STOCK OPTION AND GRANT PLAN

SECTION 1. GENERAL PURPOSE OF THE PLAN; DEFINITIONS

      The name of the plan is the Boron, LePore & Associates, Inc. 1998 Employee Stock Option and Grant Plan (the "Plan"). The purpose of the Plan is to encourage and enable the employees of Boron, LePore & Associates, Inc. (the "Company") and its Subsidiaries (as defined below) upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company's welfare will assure a closer identification of their interests with those of the Company, thereby stimulating their efforts on the Company's behalf and strengthening their desire to remain with the Company.

      The following terms shall be defined as set forth below:

      "Act" means the Securities Exchange Act of 1934, as amended.

      "Award" or "Awards," except where referring to a particular category of grant under the Plan, shall include Non-Qualified Stock Options, Restricted Stock Awards and Unrestricted Stock Awards.

      "Board" means the Board of Directors of the Company.

      "Code" means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

      "Committee" has the meaning specified in Section 2.

      "Effective Date" means December 9, 1998.

      "Fair Market Value" of the Stock on any given date means (i) if the Stock is admitted to quotation on the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), the Fair Market Value on any given date shall not be less than the average of the highest bid and lowest asked prices of the Stock reported for such date or, if no bid and asked prices were reported for such date, for the last day preceding such date for which such prices were reported; or (ii) if the Stock is admitted to trading on a national securities exchange or the NASDAQ National Market System, then clause (i) shall not apply and the Fair Market Value on any date shall not be less than the closing price reported for the Stock on such exchange or system for such date or, if no sales were reported for such date, for the last date preceding such date for which a sale was reported; and (iii) if the Stock is not publicly traded on a securities exchange or traded in the over-the-counter market or, if traded or quoted, there are no transactions or quotations within the last ten trading days or trading has been halted for extraordinary reasons, the Fair Market Value on any given date shall be determined in good faith by the Committee with reference to the rules and principles of valuation set forth in Section 20.2031-2 of the Treasury Regulations.

      "Incentive Stock Option" means any Stock Option designated and qualified as an "incentive stock option" as defined in Section 422 of the Code.

      "Independent Director" means a member of the Board who is neither an employee or officer of the Company or any Subsidiary.

      "Non-Qualified Stock Option" means any Stock Option that is not an Incentive Stock Option.

      "Option" or "Stock Option" means any option to purchase shares of Stock granted pursuant to Section 5.

      "Restricted Stock Award" means any Award granted pursuant to Section 6.

      "Stock" means the Common Stock, par value $.01 per share, of the Company, subject to adjustments pursuant to Section 3.

      "Subsidiary" means any corporation or other entity (other than the Company) in any unbroken chain of corporations or other entities, beginning with the Company, if each of the corporations or entities (other than the last corporation or entity in the unbroken chain) owns stock or other interests possessing 50% or more of the economic interest or the total combined voting power of all classes of stock or other interests in one of the other corporations or entities in the chain.

      "Unrestricted Stock Award" means any Award granted pursuant to Section 7.

SECTION 2. ADMINISTRATION OF PLAN; COMMITTEE AUTHORITY TO SELECT PARTICIPANTS AND DETERMINE AWARDS

      (a) Committee. The Plan shall be administered by the Board of Directors of the Company, or at the discretion of the Board, by a committee or committees of the Board consisting of not less than two Independent Directors, except as contemplated by Section 2(c). Each member of the Committee shall be a "Non-Employee Director" within the meaning of Rule 16b-3(a)(3) under the Act. All references herein to the Committee shall be deemed to refer to the entity then responsible for administration of the Plan at the relevant time (i.e., either the Board of Directors or a committee of the Board, as applicable).

      (b) Powers of Committee. The Committee shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

            (i) to select the employees of the Company and its Subsidiaries to whom Awards may from time to time be granted;

            (ii) to determine the time or times of grant, and the extent, if any, of Non-Qualified Stock Options, Restricted Stock Awards and Unrestricted Stock Awards, or any combination of the foregoing, granted to any one or more participants;

            (iii) to determine the number of shares of Stock to be covered by any Award;

            (iv) to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and participants, and to approve the form of written instruments evidencing the Awards;

            (v) to accelerate at any time the exercisability or vesting of all or any portion of any Award and/or to include provisions in Awards providing for such acceleration;

            (vi) to impose any limitations on Awards granted under the Plan, including limitations on transfers, repurchase provisions and the like and to exercise repurchase rights or obligations;

            (vii) to extend at any time the period in which Stock Options may be exercised;

            (viii) to determine at any time whether, to what extent, and under what circumstances Stock and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the participant and whether and to what extent the Company shall pay or credit amounts constituting interest (at rates determined by the Committee) or dividends or deemed dividends on such deferrals; and

            (ix) at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.

      All decisions and interpretations of the Committee shall be binding on all persons, including the Company and Plan participants.

      (c) Delegation of Authority to Grant Awards. The Board, in its discretion, may appoint the Chief Executive Officer of the Company as a one-person Committee in addition to the Committee contemplated by Section 2(a) having authority (co-extensive with such other Committee) to grant Awards to individuals who are not subject to the reporting and other provisions of Section 16 of the Act or "covered employees" within the meaning of Section 162(m) of the Code.

SECTION 3. STOCK ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION

      (a) Stock Issuable. The maximum number of shares of Stock reserved and available for issuance under the Plan shall be 500,000 shares of Stock. The maximum number of shares of stock which may be the subject of outright grants shall not exceed 500,000 shares. For purposes of the foregoing limitations, the shares of Stock underlying any Awards which are forfeited, canceled, reacquired by the Company, satisfied without the issuance of Stock or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan. Subject to such overall limitation, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company.

      (b) Recapitalizations. If, through or as a result of any merger, consolidation, sale of all or substantially all of the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company or any successor company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, the Committee shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, (ii) the number of Stock Options or other Awards that can be granted to any one individual participant, (iii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, and (iv) the price for each share subject to any then outstanding Stock Options or other Awards under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of shares) as to which such Stock Options remain exercisable and the repurchase price for shares subject to repurchase. The adjustment by the Committee shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Committee in its discretion may make a cash payment in lieu of fractional shares.

       (c) Mergers and Other Transactions. In the case of (i) the dissolution or liquidation of the Company, (ii) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity,
(iii) a merger, reorganization or consolidation in which the holders of the Company's outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the surviving or resulting entity immediately upon completion of such transaction, (iv) the sale of all of the Stock of the Company to an unrelated person or entity in which the holders of the Company's outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the surviving or resulting entity immediately upon completion of such transaction, or (v) any other transaction in which the owners of the Company's outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the relevant entity after the transaction (in each case, a "Transaction"), the Plan and all outstanding Options and other Awards granted hereunder shall terminate, unless provision is made in connection with the Transaction for the assumption of Awards, the continuation of Awards by the Company as survivor or the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as provided in Section 3(b) above. In the event of such termination, each grantee shall be permitted to exercise, for a period of at least 15 days prior to the date of such termination, all outstanding Options and other Awards held by such grantee which are then exercisable. Notwithstanding anything herein to the contrary, in the event that provision is made in connection with the Transaction for the assumption or continuation of Awards, or the substitution of such Awards with new Awards of the successor entity or parent thereof, then, except as the Committee may otherwise determine with respect to particular Awards, any Award so assumed or continued or substituted therefor shall be deemed vested and exercisable in full upon the date on which the grantee's employment or service relationship with the Company and its subsidiaries or successor entity terminates if (i) such termination occurs within eighteen (18) months after the closing of such Transaction and (ii) such termination is by the Company or its Subsidiaries or successor entity without Cause (as defined below) or by the grantee for Good Reason (as defined below), subject, however, to the following sentence. Notwithstanding the foregoing, in the event that the Company receives written advice from its independent public accountants in connection with any Transaction to the effect that vesting of any Award under the circumstances contemplated by the preceding sentence would preclude or otherwise adversely affect the ability of the Company or any other party to such Transaction to account for the same as a "pooling of interests" within the meaning of APB No. 16 (or any successor provision), which Transaction would otherwise qualify for such accounting treatment, then vesting of such Awards shall not accelerate on a subsequent termination of grantee's employment or service relationship within 18 months following such Transaction as contemplated by the preceding sentence. For purposes of this Section 3(c), the term "Cause" means a vote of the Board of Directors of the Company or the successor entity, as the case may be, resolving that the grantee should be dismissed as a result of (i) any material breach by the grantee of any agreement to which the grantee and the Company are parties,
(ii) any act (other than retirement) or omission to act by the grantee which would reasonably be likely to have a material adverse effect on the business of the Company or its subsidiaries or successor entity, as the case may be, or on the grantee's ability to perform services for the Company or its subsidiaries or successor entity, as the case may be, including, without limitation, the conviction of any crime (other than ordinary traffic violations), or (iii) any material misconduct or willful and deliberate non-performance of duties by the grantee in connection with the business or affairs of the Company or its subsidiaries or successor entity, as the case may be; and the term "Good Reason" means the occurrence of any of the following events: (A) a substantial adverse change in the nature or scope of the grantee's responsibilities, authorities, title, powers, functions, or duties; (B) a reduction in the grantee's annual base salary except for across-the-board salary reductions similarly affecting all or substantially all management employees; or (C) the relocation of the offices at which the grantee is principally employed to a location more than fifty (50) miles from such offices."

      (d) Substitute Awards. The Committee may grant Awards under the Plan in substitution for stock and stock based awards held by employees of another corporation who become employees of the Company or a Subsidiary as the result of a merger or consolidation of the employing corporation with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the employing corporation. The Committee may direct that the substitute awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances.

SECTION 4. ELIGIBILITY

      Participants in the Plan will be such employees of the Company and its Subsidiaries who are responsible for or contribute to the management, growth or profitability of the Company and its Subsidiaries as are selected from time to time by the Committee, in its sole discretion.

SECTION 5. STOCK OPTIONS

      Any Stock Option granted under the Plan shall be pursuant to a stock option agreement which shall be in such form as the Committee may from time to time approve. Option agreements need not be identical. Stock Options granted under the Plan shall be Non-Qualified Stock Options, which may be granted to employees of the Company and its Subsidiaries.

      (a) Terms of Stock Options. Stock Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable:

            (i) Exercise Price. The exercise price per share for the Stock covered by a Stock Option shall be determined by the Committee at the time of grant.

            (ii) Option Term. The term of each Stock Option shall be fixed by the Committee.

            (iii) Exercisability; Rights of a Stockholder. Stock Options shall become vested and exercisable at such time or times, whether or not in installments, as shall be determined by the Committee at or after the grant date; provided, however, that Stock Options granted in lieu of cash compensation shall be exercisable in full as of the grant date. The Committee may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

            (iv) Method of Exercise. Stock Options may be exercised in whole or in part, by giving written notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods:

                  (A) In cash, by certified or bank check or other instrument acceptable to the Committee;

                  (B) In the form of shares of Stock that are not then subject to restrictions under any Company plan and that have been held by the optionee free of such restrictions for at least six months, if permitted by the Committee in its discretion. Such surrendered shares shall be valued at Fair Market Value on the exercise date;

                  (C) By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Committee shall prescribe as a condition of such payment procedure; or

                  (D) By the optionee delivering to the Company a promissory note if the Board has authorized the loan of funds to the optionee for the purpose of enabling or assisting the optionee to effect the exercise of his Stock Option; provided that at least so much of the exercise price as represents the par value of the Stock shall be paid other than with a promissory note. Payment instruments will be received subject to collection. The delivery of certificates representing the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Stock Option or applicable provisions of laws.

            (v) Termination. Unless otherwise provided in the option agreement or determined by the Committee, upon the optionee's termination of employment (or other business relationship) with the Company and its Subsidiaries, the optionee's rights in his Stock Options shall automatically terminate.

      (b) Reload Options. At the discretion of the Committee, Options granted under the Plan may include a "reload" feature pursuant to which an optionee exercising an option by the delivery of a number of shares of Stock in accordance with Section 5(a)(v)(B) hereof would automatically be granted an additional Option (with an exercise price equal to the Fair Market Value of the Stock on the date the additional Option is granted and with the same expiration date as the original Option being exercised, and with such other terms as the Committee may provide) to purchase that number of shares of Stock equal to the number delivered to exercise the original Option.

      (c) Non-transferability of Options. No Stock Option shall be transferable by the optionee otherwise than by will or by the laws of descent and distribution and all Stock Options shall be exercisable, during the optionee's lifetime, only by the optionee. Notwithstanding the foregoing, the Committee may provide in an option agreement that the optionee may transfer, without consideration for the transfer, his Non-Qualified Stock Options to members of his immediate family, to trusts for the benefit of such family members, to partnerships in which such family members are the only partners; or to charitable organizations; provided, however, that the transferee agrees in writing to be bound by the terms and conditions of this Plan and the applicable Option Agreement.

SECTION 6. RESTRICTED STOCK AWARDS

      (a) Nature of Restricted Stock Awards. A Restricted Stock Award is an Award entitling the recipient to acquire, at par value or such other purchase price determined by the Committee, shares of Stock subject to such restrictions and conditions as the Committee may determine at the time of grant ("Restricted Stock"). Conditions may be based on continuing employment (or other business relationship) and/or achievement of pre-established performance goals and objectives.

      (b) Rights as a Stockholder. Upon execution of a written instrument setting forth the Restricted Stock Award and paying any applicable purchase price, a participant shall have the rights of a stockholder with respect to the voting of the Restricted Stock, subject to such conditions contained in the written instrument evidencing the Restricted Stock Award. Unless the Committee shall otherwise determine, certificates evidencing the Restricted Stock shall remain in the possession of the Company until such Restricted Stock is vested as provided in Section 6(d) below.

      (c) Restrictions. Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the written instrument evidencing the Restricted Stock Award. If a participant's employment (or other business relationship) with the Company and its Subsidiaries terminates under the conditions specified in the relevant instrument relating to the Award, or upon such other event or events as may be stated in the instrument evidencing the Award, the Company or its assigns shall have the right or shall agree, as may be specified in the relevant instrument, to repurchase some or all of the shares of Stock subject to the Award at such purchase price as is set forth in such instrument.

      (d) Vesting of Restricted Stock. The Committee at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which Restricted Stock shall become vested, subject to such further rights of the Company or its assigns as may be specified in the instrument evidencing the Restricted Stock Award.

      (e) Waiver, Deferral and Reinvestment of Dividends. The written instrument evidencing the Restricted Stock Award may require or permit the immediate payment, waiver, deferral or investment of dividends paid on the Restricted Stock.

SECTION 7. UNRESTRICTED STOCK AWARDS

      (a) Grant or Sale of Unrestricted Stock. The Committee may, in its sole discretion, grant (or sell at a purchase price determined by the Committee) an Unrestricted Stock Award to any participant, pursuant to which such participant may receive shares of Stock free of any vesting restrictions ("Unrestricted Stock") under the Plan. Unrestricted Stock Awards may be granted or sold as described in the preceding sentence in respect of past services or other valid consideration, or in lieu of any cash compensation due to such individual.

      (b) Elections to Receive Unrestricted Stock In Lieu of Compensation. Upon the request of a participant and with the consent of the Committee, each such participant may, pursuant to an advance written election delivered to the Company no later than the date specified by the Committee, receive a portion of the cash compensation otherwise due to such participant in the form of shares of Unrestricted Stock either currently or on a deferred basis.

      (c) Restrictions on Transfers. The right to receive shares of Unrestricted Stock on a deferred basis may not be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution.

SECTION 8. TAX WITHHOLDING

      (a) Payment by Participant. Each participant shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the participant for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any federal, state, or local taxes of any kind required by law to be withheld with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the participant.

      (b) Payment in Stock. Subject to approval by the Committee, a participant may elect to have such tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company to withhold from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due, or
(ii) transferring to the Company shares of Stock owned by the participant with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due.

SECTION 9. TRANSFER, LEAVE OF ABSENCE, ETC.

      For purposes of the Plan, the following events shall not be deemed a termination of employment:

      (a) a transfer to the employment of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another; or

      (b) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee's right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Committee otherwise so provides in writing.

SECTION 10. AMENDMENTS AND TERMINATION

      The Board may, at any time, amend or discontinue the Plan and the Committee may, at any time, amend or cancel any outstanding Award (or provide substitute Awards at the same or reduced exercise or purchase price or with no exercise or purchase price in a manner not inconsistent with the terms of the
Plan), but such price, if any, must satisfy the requirements which would apply to the substitute or amended Award if it were then initially granted under this Plan for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the holder's consent.

SECTION 11. STATUS OF PLAN

      With respect to the portion of any Award which has not been exercised and any payments in cash, Stock or other consideration not received by a participant, a participant shall have no rights greater than those of a general creditor of the Company unless the Committee shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the Company's obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

SECTION 12. GENERAL PROVISIONS

      (a) No Distribution; Compliance with Legal Requirements. The Committee may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof. No shares of Stock shall be issued pursuant to an Award until all applicable securities law and other legal and stock exchange or similar requirements have been satisfied. The Committee may require the placing of such stop-orders and restrictive legends on certificates for Stock and Awards as it deems appropriate.

      (b) Other Compensation Arrangements; No Employment Rights. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.

SECTION 13. GOVERNING LAW

      This Plan shall be governed by Delaware law except to the extent such law is preempted by federal law. Adopted and Effective: December 9, 1998